Exhibit 4.34

Shareholder Agreement

relating to

ASML Holding N.V.

Between

Intel Holdings B.V.

and

Intel Corporation

and

Stichting Administratiekantoor MAKTSJAB

and

ASML Holding N.V.

Dated 12 September 2012

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	8.6	Third Party Rights	20

	8.7	Rescission; Remedies	20

	8.8	Costs	20

	8.9	Language	20

	8.10	Notices	20

	8.11	Invalidity	23

	8.12	Counterparts	23

	8.13	Dispute resolution	24

	8.14	Governing law	26

9	INVESTOR PARENT GUARANTEE		26

Schedules

Schedule 1	Definitions and Interpretations

Schedule 2	Conditions of Administration (including Stichting Articles)

Schedule 3	Specified Companies [omitted]

Schedule 4	Specified Customers [omitted]

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Shareholder Agreement

THE UNDERSIGNED:

(1)	Intel Holdings B.V., a private limited liability company, incorporated in the Netherlands, with corporate seat in Amsterdam, and address at Capronilaan 37, 1119 NG, Schiphol-Rijk, the Netherlands, and trade register number 34361666 (“Investor”);

(2)	Intel Corporation, a Delaware corporation, with address at 2200 Mission College Blvd, Santa Clara, 95054 California, United States of America, (“Investor Parent”);

(3)	Stichting Administratiekantoor MAKTSJAB, a foundation incorporated in the Netherlands, with corporate seat in Amsterdam, and address at Claude Debussylaan 24, 1082 MD Amsterdam, the Netherlands, and trade register number 56002386 (the “Stichting”); and

(4)	ASML Holding N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Veldhoven and address at De Run 6501, 5504 DR, Veldhoven, the Netherlands, and trade register number 17085815 (the “Company”);

WHEREAS:

(A)	The Company is a leading manufacturer of advanced technology systems for the semiconductor industry. It is continually developing new systems, devoting a significant portion of its financial resources to research and development. To support the continuous development of new technologies, the Company and Investor Parent entered into two NRE Agreements on 9 July, 2012, providing for Investor Parent funding a portion of the Company’s expenditures under its non-recurring engineering program.

(B)	On 9 July, 2012, Investor Parent and the Company entered into an investment agreement (the “Investment Agreement”) relating to the issuance of Ordinary Shares (as defined herein) of the Company to the Stichting and the issuance of corresponding Depositary Receipts to Investor Parent or its Investor Designee (as defined in the Investment Agreement), pursuant to which Investor acquired Depositary Receipts in return for the consideration stated in the Investment Agreement. As a condition to the Investment Agreement, Investor and the Company will become a party to this Agreement.

(C)	Investor is an indirect wholly-owned subsidiary of Investor Parent. Pursuant to an assignment and assumption agreement dated as of 9 July 2012, Investor

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Parent assigned all of its rights and obligations with respect to the purchase of the subject shares as set forth under the Investment Agreement to Investor.

(D)	Parties now wish to enter into this Agreement in order to set out the agreed terms and conditions for Investor’s ownership of Shares (as defined herein).

1	INTERPRETATION

In this Agreement, unless the context otherwise requires, the definitions and provisions of Schedule 1 (Definitions and Interpretations) shall apply throughout.

2	SHARES HELD BY STICHTING; VOTING MATTERS

2.1	Stichting Shares

2.1.1	In exchange for the consideration paid by Investor to the Company, the Company has issued 62,977,877 Ordinary Shares to the Stichting by way of administration (ten titel van beheer), and the Stichting in turn has issued a corresponding number of Depositary Receipts to Investor.

2.1.2	All Stichting Shares shall be held in accordance with the Conditions of Administration and with due observance of the Stichting Articles. The Stichting is not allowed to amend its articles nor the Conditions of Administration nor to dissolve the Stichting without the prior consent of the Parties other than in accordance with this Agreement. In case of a conflict between any other provisions of this Agreement and the Conditions of Administration or the Stichting Articles, (i) the conflicting provisions of this Agreement shall prevail to the extent permitted by Law and (ii) the Parties shall take any action which may be necessary or appropriate in order to amend the Conditions of Administration or the Stichting Articles to be in accordance with such other provisions in this Agreement, any such amendment to be subject to the approval of the Parties.

2.2	Attendance at General Meeting by Stichting

2.2.1	As long as the Stichting holds Stichting Shares, the Stichting shall be authorised:

(a)	to attend General Meetings and sign the attendance list; and

(b)	to speak at General Meetings about any matters that come up for discussion, to the extent that the Stichting is instructed to do so, or represented, by Investor or its Affiliates Owning Depositary Receipts, in accordance with Section 2.3.

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2.2.2	The Stichting shall not vote on the Stichting Shares in the General Meeting with regard to any proposals made to the General Meeting unless the Stichting is instructed to do so by Investor or its Affiliates Owning Depositary Receipts or will be represented by Investor or its Affiliates Owning Depositary Receipts in accordance with Section 2.3.3.

2.3	Voting with Respect to Stichting Shares

2.3.1	Upon convocation by the Company of a General Meeting, the Company shall promptly notify the Stichting thereof.

2.3.2	The Stichting shall provide to Investor and its Affiliates Owning Depositary Receipts promptly, but in no event later than two (2) Business Days after receipt thereof, a copy of such notice and any other documents received therewith or related thereto.

2.3.3	The Stichting shall provide to Investor and its Affiliates Owning Depositary Receipts promptly upon convocation of any General Meeting, but in any event within two (2) Business Days after receipt of written request by Investor or its Affiliates Owning Depositary Receipts, a proxy with respect to the Stichting Shares and will make the relevant filings with the Company to allow Investor and such Affiliates to vote the Stichting Shares on (1) all matters, in the event that a Suspension Event occurs and is continuing regardless of the items on the agenda for such meeting or (2) in the absence of a continuing Suspension Event, on the following matters, when the agenda for such General Meeting contains one or more of them:

(i)	any resolution to issue Shares or to grant rights to subscribe for Shares or to designate the Management Board as the authorized body to issue Shares or grant rights to subscribe for Shares, except if such resolution relates to less than twenty-five per cent (25%) (on an aggregate basis with all other amounts approved by resolution in the twelve (12)-month period preceding such General Meeting) of the issued and outstanding Shares at the date of such resolution;

(ii)	any resolution to restrict or exclude, or grant authority to the Management Board or other authorized body to restrict or exclude, pre-emption rights accruing to shareholders of the Company in connection with any issue of Shares as described under subsection (i) above;

(iii)	any resolution to authorize the Management Board to repurchase twenty-five per cent (25%) (on an aggregate basis with all other amounts approved by resolution in the twelve

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(12) month period preceding such General Meeting) or more of the issued and outstanding Shares at the date of such resolution;

(iv)	any resolution to approve resolutions of the Management Board regarding a significant change in the identity or nature of the Company or its business within the meaning of article 2:107(a) of the Dutch Civil Code, including but not limited to:

1.	the transfer (including by way of exclusive license) of all or substantially all of the business or assets of the Company and its subsidiaries to a Third Party;

2.	the establishment or cancellation of any long-lasting co-operation by the Company or any of its subsidiaries with any other Person; provided, that such co-operation or the cancellation thereof is of essential importance to the Company; and

3.	the acquisition or disposition of an interest in the capital of a Person or the assets thereof having a value of at least one-third (1/3) of the sum of all assets of the Company, as determined in accordance with the most recently adopted consolidated balance sheet of the Company prior to the General Meeting;

(v)	any resolution to amend the articles of association of the Company that would (i) materially affect the specific voting rights set forth in 2.3.3 of this Agreement; (ii) materially affect the identity or nature of the Company or its business; or (iii) disproportionately (or uniquely) and adversely affect the rights or benefits attached to or derived from the Shares Owned by Investor and its Affiliates as an investor in the share capital of the Company as compared to the other holders of Shares of the same class as the Stichting Shares.

(vi)	any resolution to dissolve the Company; or

(vii)	any resolution to merge or demerge the Company resulting in a significant change in identity or nature of the Company or its business.

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2.4	Voting Procedures

2.4.1	Upon receipt of a proxy in accordance with Section 2.3.3, Investor and its Affiliates Owning Depositary Receipts may either (i) use such proxy to vote the Stichting Shares, or (ii) instruct the Stichting in writing with respect to the Stichting Shares, to speak at a General Meeting and to exercise their voting rights, in each case, in favour of or against any applicable proposed resolution at the applicable General Meeting.

2.4.2

Instructions made to the Stichting as referred to under Section 2.4.1 will become irrevocable on the second (2nd) Business Day prior to the relevant General Meeting. Instructions or amendments to instructions received by the Stichting on or after the Business Day prior to the General Meeting shall not be accepted by the Stichting. Instructions as referred to under Section 2.4.1 must be sent in accordance with Section 8.10.

2.4.3	In the event Investor and its Affiliates Owning Depositary Receipts wish to vote in any General Meeting, or instruct the Stichting to vote at such General Meeting Investor, or each of Investor and its Affiliates Owning Depositary Receipts shall, no later than two (2) weeks before the date of such General Meeting, send written notice to the Company which notice will include the number of Shares Investor and each Affiliate Owning Depositary Receipts believes it has the right to vote or instruct voting on in the General Meeting and each proposed resolution where Investor and its Affiliates Owning Depositary Receipts believe they have such a right together with a reasonably detailed description of the basis therefor (a “Voting Notice”). Within two (2) Business Days after receipt of a Voting Notice, the Company shall send written notice to Investor and its Affiliates Owning Depositary Receipts including either (i) a confirmation that the Company agrees that Investor and its Affiliates Owning Depositary Receipts have the rights to vote and instruct the Stichting, as the case may be, on the Shares as set out in the Voting Notice, or (ii) a statement that the Company believes Investor and its Affiliates Owning Depositary Receipts may not vote or provide instructions with respect to such number of Shares as specified in the statement and/or, with respect to such resolutions as specified in the statement pursuant to this Agreement, in each case together with a reasonably detailed description of the basis therefor.

3	LIMITATIONS ON SHAREHOLDING

3.1	Acquisition of Shares; Standstill

3.1.1

As of the date of this Agreement until the date that is the earlier of (i) the sixth (6th) anniversary of the date of this Agreement and (ii) the occurrence of a Termination Event (until such earlier date, the “Standstill Period”), Investor and its Affiliates shall not, in the aggregate, without the prior written approval of

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the Company, in any manner acquire, agree to acquire, or make any proposal or offer to acquire, directly or indirectly, Ownership in excess of the Maximum Shareholding except as provided in Section 3.2.

3.1.2	Investor and its Affiliates shall transfer all Shares Owned by them to the Stichting in exchange for Depositary Receipts within ten (10) days of acquiring such Shares, except to the extent that Investor and its Affiliates would be permitted to exchange such Depositary Receipts for Shares or that Investor or its Affiliates would be permitted to retain such Shares pursuant to Section 3.3 or 3.5.

3.2	Permitted Exceptions to Standstill

3.2.1	The Standstill Period shall be suspended upon the occurrence and during the continuance of any Suspension Event as provided in this Section 3. The Company and Investor shall notify each other and the Stichting of any Suspension Event or the termination thereof in accordance with Section 5, to the extent they are aware of it.

3.2.2	In the event of a Third Party Acquisition, Investor and its Affiliates shall be permitted to in the aggregate acquire, agree to acquire, or make any proposal or offer to acquire, directly or indirectly, Ownership in excess of the Maximum Shareholding up to the amount Owned by the Third Party that engaged in such Third Party Acquisition (as such amount may be identified in the Company’s notice or the Third Party’s disclosure of its Ownership in a filing with the SEC or the AFM or otherwise) until Investor receives the Company’s notice of the termination of the Suspension Event in accordance with Section 5. Upon receipt by Investor of such notice, the limitations set forth in Section 3.1 shall no longer be suspended and shall apply to Investor and its Affiliates except as provided in Section 3.2.4.

3.2.3

In the event of a Third Party Offer or an announcement by the Company of its intention to enter into a Change of Control Transaction, Investor and its Affiliates shall be permitted to acquire or to make a competing offer to acquire Shares not Owned by Investor or its Affiliates, except that if the percentage of the Disclosed Shares Outstanding that are sought to be acquired in a Third Party Offer is less than thirty per cent (30%), Investor and its Affiliates may in the aggregate not acquire more than the percentage sought to be acquired in such Third Party Offer; provided that such right to acquire or to make an offer shall terminate upon receipt by Investor of notice in accordance with Section 5 that the Third Party Offer has been withdrawn or that the Third Party Offer or announced Change of Control Transaction has terminated, as the case may be, at which time the limitations set forth in Section 3.1 shall no longer be suspended and shall apply to Investor and its Affiliates as if no Third Party Offer or announcement of intention to enter into a Change of Control

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Transaction had occurred; and provided, further, that none of the limitations set forth in Section 3.1 are intended to limit or prohibit Investor and its Affiliates from completing any acquisition or competing offer commenced pursuant to Section 3.2.2 or Section 3.2.3 prior to receipt of the Company’s notice of termination of the Suspension Event.

3.2.4	If, after the termination of such Suspension Event, Investor and its Affiliates in the aggregate Own as a result of any acquisition or any competing offer made pursuant to Section 3.2.2 or Section 3.2.3, Shares in excess of nineteen-and-nine-tenths per cent (19.9%) of the Disclosed Shares Outstanding, Investor and its Affiliates shall be permitted to retain such Ownership. In such case, the “Maximum Shareholding” will be deemed to be the lower of (a) such percentage of the Disclosed Shares Outstanding Owned in the aggregate by Investor and its Affiliates immediately following such acquisition or competing offer and (b) in the case of any subsequent divestment of Shares by Investor or its Affiliates, the percentage Ownership held in the aggregate by Investor and its Affiliates immediately following such divestment, but in no event less than nineteen-and-nine-tenths per cent (19.9%) of the Disclosed Shares Outstanding. For the avoidance of doubt, the “Maximum Shareholding” may be increased again pursuant to Section 3.2.2 or Section 3.2.3, as applicable, in the event of any other Suspension Event.

3.2.5	Any Shares acquired by Investor and its Affiliates as allowed pursuant to the occurrence of a Suspension Event in accordance with Section 3.2 and continued to be Owned by Investor and its Affiliates following termination of a Suspension Event shall be deposited in the Stichting in exchange for Depositary Receipts, in accordance with Section 3.1.2, to the extent such Shares in the aggregate exceed the four-and-ninety-nine-one hundredths per cent (4.99%) holding limitation under Section 3.5.

3.3	Exchange of Depositary Receipts for Shares

3.3.1	Subject to Section 3.3.2 and Section 3.3.3, after the termination of the Lock-Up Period, Investor and its Affiliates may at any time exchange Depositary Receipts for Shares so long as such exchange does not cause the aggregate of Shares held by Investor and its Affiliates outside the Stichting, to exceed two per cent (2%) of the Disclosed Shares Outstanding (whereby any Shares held by Investor and its Affiliates outside the Stichting shall reduce the amount that may be exchanged accordingly). After the Standstill Period, Investor and its Affiliates may acquire Shares so long as the total aggregate number of Shares Owned by Investor and its Affiliates and not deposited with the Stichting is less than 4.99% of the Disclosed Shares Outstanding and all other Shares shall be deposited with the Stichting.

3.3.2	Notwithstanding any other provision in this Section 3.3, Investor and its

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Affiliates may exchange their Depositary Receipts for Shares in order to tender such Shares to the offeror in connection with a Third Party Offer or instruct the Stichting to tender the Stichting Shares as to which Investor holds Depositary Receipts in connection with such Third Party Offer.

3.3.3	All Depositary Receipts will be exchanged for the Shares corresponding to such Depositary Receipts upon the earliest to occur of:

(a)	the first date that the aggregate of the Stichting Shares and the aggregate of Shares Owned by Investor and its Affiliates outside of the Stichting no longer represent at least two per cent (2%) of the Disclosed Shares Outstanding; and

(b)	the date of notification by the Company of an aggregate Ownership of the Other Investors and their respective Affiliates, or deemed aggregate Ownership of the Other Investors and their respective Affiliates, in each case in accordance with Section 3.4.2, which together with the aggregate Ownership of Investor and its Affiliates at the time of such notification represents less than five per cent (5%) of the Disclosed Shares Outstanding; and

(c)	a Termination Event.

3.3.4	Each of the Company and the Stichting shall use commercially reasonable best efforts to permit the prompt and timely exchange of Depositary Receipts for Shares for delivery by Investor and its Affiliates as contemplated in this Section 3.3, including in connection with a sale or Transfer thereof, and in all events, in a manner and in such period of time as to enable Investor and its Affiliates to comply with their obligations to deliver the Shares under applicable Law.

3.3.5	Subject to Section 7.2.2(a), if, at any time subsequent to an exchange of Depositary Receipts for Stichting Shares in accordance with Section 3.3.3(a) or (b) of this Agreement, the aggregate of Shares Owned by Investor and its Affiliates represents more than two per cent (2%) of Disclosed Shares Outstanding, Investor and its Affiliates shall be obligated to transfer all of their Shares in excess of four-and-ninety-nine-one hundredths per cent (4.99%) of the Disclosed Shares Outstanding to the Stichting in exchange for Depositary Receipts.

3.4	Notification Ownership

3.4.1

During any period in which the public registers held by the AFM do not reflect that Investor and its Affiliates together or any Other Investor and its respective Affiliates together own five per cent (5%) or more of the Disclosed Shares Outstanding, (i) Investor or Investor Parent may request the Company an

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aggregate together of no more than ten (10) times in any twelve (12) month period to provide Investor with a certified specification of the aggregate Ownership of the Other Investors and their respective Affiliates provided that with such request Investor shall provide the Company with a certified specification of its and its Affiliates’ Ownership and (ii) the Company may request Investor or Investor Parent an aggregate together of no more than ten (10) times in any twelve (12) month period to provide the Company with a certified specification of the Ownership of Investor and its Affiliates.

3.4.2	The Company shall provide Investor or Investor Parent with the information requested by Investor or Investor Parent pursuant to Section 3.4.1, certified by each of the relevant Other Investors in respect of its and its Affiliates’ Ownership to be true and correct as of the date of such certification, as soon as practicable, but in any event within twenty (20) Business Days from the date of receipt of such request, failing which the Other Investor or Other Investors and their respective Affiliates in respect of which no certified information is provided shall for the purpose of Section 3.3.3(b) be deemed to Own no Shares.

3.4.3	Investor shall provide the Company with the information requested by the Company pursuant to Section 3.4.1, certified by it to be true and correct as of the date of such certification, as soon as practicable, but in any event within ten (10) Business Days from the date of receipt of such request.

3.4.4	In the event of a request for information by Investor, Investor Parent or the Company pursuant to Section 3.4.1, the Company may request the Stichting, and the Stichting shall be obliged, to provide the Company with a specification of the number of Depositary Receipts Owned by Investor and its Affiliates.

3.4.5	The Company shall be permitted to disclose the information provided by Investor to the Company pursuant to Section 3.4.3 to each of the Other Investors.

3.4.6	The Company shall as soon as practicable, but in any event within three (3) Business Days from the date of receipt of the information provided by it to Investor pursuant to Section 3.4.2 and the information provided by Investor to the Company pursuant to Section 3.4.3 publish such information on its website.

3.5	4.99% outside Stichting

For the avoidance of doubt, Parties agree that:

(a)

Investor and its Affiliates may acquire Shares from any Third Party without depositing such Shares with the Stichting to the extent that the aggregate of Shares Owned by Investor and its Affiliates not deposited

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with the Stichting, does not exceed 4.99% of the Disclosed Shares Outstanding (the “Outside Shares”);

(b)	for the purpose of the standstill provisions of Section 3.1, the Outside Shares shall be included in the calculation of the number of Shares Owned by Investor and its Affiliates;

(c)	the Lock-up provisions of Section 4.1 shall not apply to the Outside Shares, except as specified in Section 4.3; and

(d)	Investor and its Affiliates shall be permitted to vote any Outside Shares in a General Meeting, except as provided in Section 4.4.1; and

(e)	Shares Owned by one or more Non-Controlled Employee Benefit Plans that, in the aggregate, amount to less than one per cent (1%) of the Disclosed Shares Outstanding shall not be deemed Shares Owned by Investor or its Affiliates and shall not be subject to the provisions hereof.

4	LOCK-UP

4.1	Lock-Up Period

4.1.1	Except for any Transfer explicitly permitted or required under this Agreement, as of the date of this Agreement until the earliest of (i) 12 March 2015, (ii) the termination of the NRE Agreements or (iii) a Termination Event (the “Lock-Up Period”), neither Investor nor any of its Affiliates shall, without the prior written approval of the Company, in any manner, directly or indirectly, sell, assign, donate, gift, pledge, hypothecate, dispose of or transfer, in whole or in part to any Person (each such action, a “Transfer”), agree to Transfer, or make any proposal or offer to Transfer, directly or indirectly, or direct the Stichting to Transfer any Shares or Depositary Receipts issued to Investor or the Stichting pursuant to the Investment Agreement.

4.1.2	After termination of the Lock-up Period, Investor and its Affiliates Owning Depositary Receipts may direct the Stichting to Transfer any Stichting Shares to any Person, provided that such Transfer is in compliance with Sections 4.3, 6.2 and 6.3.

4.2	Permitted Exceptions to Lock-Up

Notwithstanding Sections 4.1, 6.2 and 6.3 and subject to Section 4.3, in the event of a Third Party Offer, Investor and its Affiliates shall be permitted to agree to tender and to tender or

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otherwise Transfer any or all of the Shares held by Investor and its Affiliates and to direct the Stichting to tender or otherwise Transfer any or all of the Stichting Shares to the offeror, and the Lock-Up Period shall be deemed not to be in effect so long as the Third Party Offer continues and through the consummation or withdrawal thereof; provided, that after the Third Party Offer is withdrawn or terminates, the limitations set forth in Section 4.1.1 shall again apply.

4.3	Hostile Offer

4.3.1	In the event of a Third Party Offer, or a publicly announced intention to make a Third Party Offer, which offer is not recommended to be accepted by the Supervisory Board or Management Board (a “Hostile Offer”) Investor and its Affiliates shall not until the earlier of (i) completion or withdrawal of such Third Party Offer; (ii) recommendation of such Third Party Offer by the Supervisory Board or Management Board or (iii) unless the Company has notified Investor that the Supervisory Board or the Management does not recommend or intend to recommend the relevant Third Party Offer, the lapse of 15 Business Days from the first public announcement of such Third Party Offer or intention to make such Third Party Offer:

(a)	Transfer, agree to Transfer, or make any proposal or offer to Transfer, directly or indirectly, any Shares or Depositary Receipts or direct the Stichting to Transfer any Stichting Shares to any Third Party; or

(b)	make any public statement of support of such Hostile Offer,

provided that Investor and its Affiliates shall be permitted to tender Shares, and to direct the Stichting to tender Shares, into such Hostile Offer either (x) at the last day of the acceptance period for such Hostile Offer, if no post-acceptance period for such Hostile Offer has been announced or (y) during the post-acceptance period of such Hostile Offer, if a post-acceptance period for such Hostile Offer has been announced.

4.3.2	Prior to any public announcement of an intention to make a Third Party Offer, Investor and its Affiliates shall not agree to tender or direct the Stichting to tender any Shares under any Third Party Offer, or otherwise Transfer any Shares or Depositary Receipts to any Person known to Investor or such Affiliate to be intending to make a Third Party Offer imminently, other than subject to recommendation of such Third Party Offer by the Supervisory Board or the Management Board.

4.4	In Excess of Maximum Shareholding

4.4.1

If Investor or the Company becomes aware of Investor and its Affiliates, in the aggregate, Owning Shares in excess of the Maximum Shareholding, it shall notify the other Parties. Investor and its Affiliates shall not vote on the Shares

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they Own in excess of the Maximum Shareholding.

4.4.2	In the event Investor and its Affiliates, in the aggregate, Own Shares in excess of the Maximum Shareholding at any time during the Lock-Up Period, Investor and its Affiliates shall dispose such number of Shares by which their Ownership exceeds the Maximum Shareholding within thirty (30) days from the date of the notice pursuant to Section 4.4.1, unless any action of the Company has caused the Investor and its Affiliates, in the aggregate, to Own Shares in excess of the Maximum Shareholding, in which event such disposal may be completed within twelve (12) months from the date of such notice.

5	NOTICE AND INFORMATION RIGHTS

5.1	Event Notification

For so long as Investor or any of its Affiliates holds any Depositary Receipts, the Company shall deliver to Investor and to the Stichting (as to the Stichting, to the extent not received by the Stichting as a shareholder of the Company):

(a)	promptly, and no later than one (1) Business Day following the occurrence of any Suspension Event, a notice of such Suspension Event which notice will include the date and the nature of the Suspension Event, the identity of any Third Party involved in such Suspension Event, and such Third Party’s Ownership at the time of such notice to the extent this information is not public and the Company is allowed to do so;

(b)	promptly, and no later than one (1) Business Day following the occurrence of any event terminating a Suspension Event, a notice of such termination, which notice will identify, as applicable, (i) the termination or withdrawal of any Third Party Offer, and (ii) to the extent known by the Company, the Ownership by the Third Party that is or includes a Control Investor of less than twenty per cent (20%) of the Disclosed Shares Outstanding as of the date of such notification, or by any other Third Party, less than thirty per cent (30%), of the Disclosed Shares Outstanding as of the date of such notification to the extent this information is not public and the Company is allowed to do so; and

(c)	promptly, and no later than one (1) Business Day following the occurrence thereof, notice of any Termination Event.

5.2	Financial Information

For so long as Investor Parent applies the equity method of accounting to Investor Parent’s interest in the Shares under applicable accounting standards,

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the Company will prepare, in accordance with US GAAP, quarterly, semi-annual and annual financial statements having a scope of presentation that is substantially consistent with that of the quarterly, semi-annual and annual financial statements that the Company has published in the 12 months preceding the date of this Agreement and will make public or, in the absence of such publication by the Company, deliver such applicable statements to Investor no later than seventy (70) days after the last day of each fiscal quarter of the Company (the “Available Financial Information”). In the event that applicable standards for the equity method of accounting for SEC reporting by Investor would make it necessary for Investor to use financial information of the Company other than the Available Financial Information, upon Investor Parent’s reasonable request and at Investor Parent’s expense the Company will prepare such additional financial information in accordance with such applicable standards and requirements and deliver such information, to the extent permitted by applicable Law, to Investor Parent promptly but not later than seventy (70) days (or such shorter time period as may be required under applicable requirements at such time) after the last day of each fiscal quarter of the Company.

6	TRANSFERS OF SHARES

6.1	Limited Transferability

Except as otherwise provided herein, Investor and its Affiliates shall not Transfer any Stichting Shares or Depositary Receipts; provided, however, that

(a)	Investor and its Affiliates may engage in Hedging with respect to any Stichting Shares or Depositary Receipts at any time, provided that such Hedging would not in any event require that any of the Stichting Shares be released from the Stichting or Depositary Receipts be transferred except as otherwise permitted by the other provisions of this Agreement; and

(b)	Investor and its Affiliates Owning Depositary Receipts may transfer, assign or sell any Depositary Receipts to any Affiliate of Investor which is a wholly owned subsidiary of Investor Parent, which subsidiary will then be subject to the rights and obligations set forth in this Agreement with respect to such Depositary Receipts so transferred and any such transfers, assignments or sales shall not be Transfers for purposes of this Agreement; provided, that (i) Investor Parent shall guarantee the performance of all of such subsidiary’s obligations under this Agreement, and (ii) any such subsidiary shall transfer such Depositary Receipts back to Investor or another wholly-owned subsidiary of Investor Parent within five (5) calendar days after ceasing to be a wholly owned subsidiary of Investor Parent.

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(c)	Investor shall transfer all Depositary Receipts Owned by it to a wholly-owned subsidiary of Investor Parent within five (5) calendar days after ceasing to be a wholly owned subsidiary of Investor Parent.

6.2	Max 4% Market Sales

In no event shall Investor and its Affiliates, without the prior written consent of the Company, Transfer Shares or direct the Stichting to Transfer Stichting Shares on Euronext Amsterdam, NASDAQ or any other securities exchange on which the Shares are then being traded (a “Market Sale”) during any six (6) month period that in the aggregate would exceed four per cent (4%) of the Disclosed Shares Outstanding immediately prior to such Market Sale. For the avoidance of doubt, no Transfer of Shares effected by way of a Block Trade or underwritten offering shall be deemed to constitute a Market Sale.

6.3	Limited Transfer to Certain Competitors or Customers

6.3.1	In no event shall Investor or its Affiliates, without the prior written consent of the Company, Transfer Shares or direct the Stichting to Transfer Stichting Shares in a Block Trade to a Specified Company.

6.3.2	In no event shall Investor or its Affiliates, without the prior written consent of the Company, Transfer Shares or direct the Stichting to Transfer Stichting Shares in a Block Trade to a Specified Customer unless the Specified Customer (i) agrees in advance to be bound by a shareholder agreement with the Company substantially similar to this Agreement and (ii) enters into such agreement effective as of the date of the Transfer. For the avoidance of doubt, in the event a Specified Customer agrees to be bound by such agreement, Investor or any of its Affiliates may Transfer Depositary Receipts to such Specified Customer, but shall not be permitted to instruct the Stichting to Transfer the Stichting Shares corresponding to such Depositary Receipts to such Specified Customer.

6.4	Proceeds of Transfer

The proceeds of any Transfer in compliance with this Agreement of Stichting Shares corresponding to the Depositary Receipts shall be paid directly to an account established by and in the name of Investor or its relevant Affiliate.

7	DURATION AND TERMINATION

7.1	Term

This Agreement is effective as of the date hereof and shall remain in effect for an indefinite period of time and cannot be terminated during such period, save

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as provided in Section 7.2.2.

7.2	Termination

7.2.1	Save as provided in Section 7.2.2, this Agreement cannot be terminated as long as Investor or any of its Affiliates Owns any Depositary Receipts.

7.2.2	This Agreement shall terminate, and, if applicable, all Depositary Receipts shall be promptly exchanged for the Shares corresponding to such Depositary Receipts, and the Stichting dissolved, upon the earliest to occur of the following dates or events:

(a)	the date that is eighteen (18) months after an exchange of Depositary Receipts for Shares in accordance with Section 3.3.3(a) or (b), provided, that Investor was at no time during such eighteen (18) month period required to re-deposit Shares into the Stichting pursuant to this Agreement; and

(b)	a Termination Event; and

(c)	the winding up or liquidation of the Company, either on a voluntary or non-voluntary basis.

7.2.3	Upon the termination of this Agreement pursuant to Section 7.2.2, the Parties shall, as promptly as practicable, effect the exchange of any Depositary Receipts still outstanding for a corresponding number of Shares.

7.3	Survival

Sections 1 (Interpretation) and 8 (Miscellaneous) shall survive in the event of the termination of this Agreement.

8	MISCELLANEOUS

8.1	Further assurances; No Inconsistent Agreements

8.1.1	Each Party shall from time to time execute such documents and perform such acts and things as the other Party may reasonably require to give such other Party the full benefit of this Agreement.

8.1.2

For the duration of the Lock-Up Period, the Company will not, without the prior written consent of Investor, enter into any agreement that provides for the issuance by the Company of Shares to any of its customers under a customer equity participation plan of a similar nature as contemplated by this Agreement and the NRE Agreements (i) on terms and conditions that are, in the aggregate, materially more favourable to such other customer than the terms

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and conditions contained in this Agreement and the NRE Agreements (including in respect of the ratio of the number of Shares to be subscribed by such customer to the NRE contribution by such customer to fund the Company’s expenditures under its non-recurring engineering program, without restriction on the subscription price per Share to be issued to such customer).

8.2	Entire agreement

This Agreement (including the agreements identified herein) contains the entire agreement between the Parties relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

8.3	No assignment

Except as otherwise expressly provided in this Agreement, no Party may, unless with the prior written consent of the other Parties, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement; provided, that Investor may assign any or all of its rights and obligations under this Agreement to an Affiliate which is a wholly-owned subsidiary of Investor Parent to which Investor or an Affiliate Owning Depositary Receipts transfers any Shares or Depositary Receipts; provided, that (i) Investor Parent shall guarantee the performance of all of such subsidiary’s obligations under this Agreement, and (ii) any such subsidiary shall transfer such Shares or Depositary Receipts back to Investor or another wholly-owned subsidiary of Investor Parent within five (5) calendar days after ceasing to be a wholly-owned subsidiary of Investor Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.4	Waiver

No failure or delay of a Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Agreement shall be effective unless in writing and signed by or on behalf of the Party entitled to give such waiver.

8.5	Amendment

No amendment of this Agreement shall be effective unless in writing and

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signed by or on behalf of each of the Parties.

8.6	Third Party Rights

Save as expressly otherwise stated, this Agreement does not contain a stipulation in favour of a Third Party (derdenbeding).

8.7	Rescission; Remedies

Each Party waives its right to rescind (ontbinden) this Agreement on the basis of section 6:265 of the Dutch Civil Code. Furthermore, a mistaken Party shall bear the risk of any mistake (dwaling) in making this Agreement. In the event of a breach of this Agreement by any of the parties, the other Party may be entitled to claim for damages (schadevergoeding) and/or specific performance (nakoming). Except as otherwise limited by this Agreement, the rights and remedies of the Parties hereunder are independent, cumulative and in addition, and without prejudice, to any rights or remedies which they would otherwise have hereunder

8.8	Costs

Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for that Party’s own account. Notwithstanding the foregoing, in the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party will recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

8.9	Language

The language of this Agreement is English, which is to be the official language of this Agreement’s text and interpretation, and all notices, minutes or meetings in connection with this Agreement shall be in writing in English or conducted in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation, in which case the English translation prevails unless the document or communication is a statutory or other official document or communication

8.10	Notices

8.10.1	Any notice in connection with this Agreement must be:

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(a)	in writing; and

(b)	delivered by hand, e-mail, fax, registered post, courier, writ or petition as provided in Section 8.10.7.

8.10.2	Investor nominates the address referred to below as its place of residence at which notices may be served for all matters in connection with this Agreement:

Intel Holdings B.V.

c/o Intel Corporation 2200 Mission College Boulevard

Santa Clara, California 95054

USA

Attention: Intel Capital General Counsel

E-mail: marty.m.linne@intel.com

Fax: +1 (408) 653-9098

8.10.3	The Stichting nominates the address referred to below as its place of residence at which notices may be served for all matters in connection with this Agreement:

Claude Debussylaan 24

1082 MD Amsterdam

Attention: Jeroen van Dijk and Douglas Tessers

E-mail: j.vandijk@ant-trust.nl / d.tessers@ant-trust.nl

Fax: +31 20 - 522 25 00

8.10.4	The Company nominates the address referred to below as its place of residence at which notices may be served for all matters in connection with this Agreement:

De Run 6501

5504 DR, Veldhoven

The Netherlands

Attention: General Counsel

E-mail: robert.roelofs@asml.com

Fax: +31 40 268 4888

8.10.5	A copy of each notice shall be simultaneously sent (which shall not constitute notice):

(a)	for Investor to:

Intel Capital Corporation

c/o Intel Corporation

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Attn: Intel Capital Portfolio Manager

2200 Mission College Blvd.

M/S RN6-59

Santa Clara, CA 95054

Email: portfolio.manager@intel.com

And:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304

USA

Attention: Russell C. Hansen

Email: RHansen@gibsondunn.com

Fax: +1 650-849-5083

And:

NautaDutilh N.V.

Strawinskylaan 1999

1077 XV Amsterdam

The Netherlands

Attention: Gaike Dalenoord

Email: Gaike.Dalenoord@nautadutilh.com

Fax: +31 20-71-71-327

(b)	for the Stichting to:

NautaDutilh N.V.

Strawinskylaan 1999

1077 XV Amsterdam

The Netherlands

Attention: Gaike Dalenoord

Email: Gaike.Dalenoord@nautadutilh.com

Fax: +31 20-71-71-327

(c)	for the Company to:

De Brauw Blackstone Westbroek N.V.

Attention: Arne Grimme and Martin van Olffen

E-mail: arne.grimme@debrauw.com OR

martin.vanolffen@debrauw.com

Fax: +31 20 577 1775

8.10.6	A Party may from time to time nominate a different place for notice or contact

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person by notifying the other Parties of that new place for notice or contact person.

8.10.7	A notice will be deemed duly given or delivered (a) on the date of delivery if delivered personally, (b) on the date of sending if sent by e-mail, (c) upon electronic confirmation of receipt by facsimile if by facsimile but if not transmitted on a Business Day, the first Business Day following transmission, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, (d) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier (or in the case of any recipients sending or receiving notices to Parties internationally, then on the second Business Day following the date of dispatch) or (e) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

8.11	Invalidity

8.11.1	If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any Law:

(a)	such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected and shall remain in full force and effect so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party; and

(b)	the Parties shall negotiate in good faith and use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision in a mutually acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature will constitute an original for all purposes.

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8.13	Dispute resolution

8.13.1	Subject to Section 8.13.10, all disputes being capable of settlement by arbitration under Dutch law arising out of, in connection with or relating to this Agreement, including any question(s) regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be finally resolved by arbitration under the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (“ICC”), subject to the provisions of this Section 8.13.

8.13.2	Prior to arbitration for all matters other than an Injunctive Matter, however, the Party making the original claim shall provide the other Party with a written description of its claim against or dispute with the other Party, and one or more of the senior executives of each Party shall meet in an attempt to resolve such dispute or claim. If the disagreements cannot be resolved by the senior management after thirty (30) days from the date any Party made a written demand for resolution, either Party may submit such dispute(s) to arbitration in accordance with the provisions of this Section 8.13.

8.13.3	There shall be three (3) arbitrators: The claimant shall nominate one (1) co-arbitrator in the request for arbitration; respondent shall nominate one co-arbitrator in the answer to the request; and the two co-arbitrators, once appointed, shall have thirty (30) days to nominate the chair, failing which the third arbitrator shall be appointed by the ICC Court of International Arbitration.

8.13.4	The place of arbitration shall be London, England. Any hearings or meetings in connection with such arbitration shall take place in London, England or such other place as the Parties may agree.

8.13.5	The language of the arbitration shall be English. Documents and written testimony may be submitted in any language; provided that the Party submitting such documents and written testimony shall provide, at its own expense, a translation of the relevant portions of documents and the entirety of the written testimony in the English language.

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8.13.6	In matters relating to evidence and disclosure, the arbitral tribunal shall be guided by the International Bar Association Rules on the Taking of Evidence in International Arbitration (2010).

8.13.7	The arbitration award shall be final and binding. The Parties expressly agree that no application under Section 45 of the English Arbitration Act 1996 and no leave to appeal under Section 69 of the English Arbitration Act of 1996 shall be sought with respect to any question of law arising during the course of the arbitration or with respect to any award made.

8.13.8	The Parties agree to maintain the confidentiality of the arbitral proceedings, including the existence of the same and the status of the hearings, and shall act in accordance with the non-disclosure arrangements agreed between the Parties in connection with the Investment Agreement. In addition, the Parties undertake to maintain the confidentiality of any information and documents produced in the arbitration proceedings by another Party as well as the confidentiality of witness statements, witness testimony, and transcripts, and of any materials created by the arbitral tribunal for the purpose of the arbitration proceedings, including any order(s) and award(s). Notwithstanding the foregoing, if the disclosure of the arbitral proceedings, or of any of the aforementioned information, testimony, transcripts, documents, and materials, including any order(s) and award(s), is required by applicable Law or is compelled by a court or other Governmental Entity, the Parties shall act in accordance with Section 4.9 of the Investment Agreement.

8.13.9	Nothing in this Section 8.13 shall prevent any Party, before an arbitration has commenced under this Section or any time thereafter, from applying for conservatory and interim relief measures (an “Injunctive Matter”), including, but not limited to, temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction. The Parties hereby agree to opt-out of the Emergency Arbitrator Provisions under Article 29 of the ICC Rules; such Emergency Arbitrator Provisions shall not apply to any disputes arising out of, in connection with or relating to this Agreement.

8.13.10	Each Party hereby irrevocably consents to and agrees to accept and acknowledge service at the address for such process set forth in Section 8.10 of any and all process against such party in any legal proceeding as contemplated in this Section 8.13.

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8.13.11	This Section 8.13 shall survive the termination of this Agreement for any reason.

8.14	Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the Law of the Netherlands.

9	INVESTOR PARENT GUARANTEE

Investor Parent irrevocably and unconditionally guarantees to the Company and the Stichting the due performance by Investor of its obligations under this Agreement.

[SIGNATURE PAGES FOLLOW]

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AGREED AND SIGNED BY:

Intel Holdings B.V.

/s/ Tiffany Doon Silva		/s/ Shlomo Cohen
Name:	Tiffany Doon Silva	Name:	Shlomo Cohen
Title:	Director A	Title:	Director B
Date:		Date:

[Intel Shareholder Agreement Signature Page]

Intel Corporation

/s/ Cary Klafrer		/s/ Douglas M. Lusk
Name:	Cary Klafrer	Name:	Douglas M. Lusk
Title:	Corporate Secretary	Title:	Assistant Treasurer
Date:		Date:

[Intel Shareholder Agreement Signature Page]

Stichting Administratiekantoor MAKTSJAB

/s/ Hieronymus Maria van Dijk		/s/ Douglas Charles Tessers
Name:	Hieronymus Maria van Dijk	Name:	Douglas Charles Tessers
Title:	Director	Title:	Director
Date:		Date:

[Intel Shareholder Agreement Signature Page]

ASML Holding N.V.

/s/ Peter Wennink		/s/ Eric Meurice
Name:	Peter Wennink	Name:	Eric Meurice
Title:	Chief Financial Officer	Title:	Chief Executive Officer
Date:		Date:

[Intel Shareholder Agreement Signature Page]

Schedule 1	Definitions and Interpretations

1.	Definitions

Any capitalised term, including those used in the introduction and preamble of this Agreement, has the meaning as defined below:

“Affiliate” means, with respect to any Person, any corporation, partnership, or other business or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term “control” means, for purposes of this definition, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract. Control will be presumed if one entity owns, either of record or beneficially, fifty per cent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity or fifty per cent (50%) or more of equity or voting interest of the entity. For the avoidance of doubt, for purposes of this Agreement, the officers and directors of Investor and any Person or Persons of which they are Affiliates (other than Investor and its subsidiaries as to which Investor owns, either of record or beneficially, fifty per cent (50%) or more of the capital stock or share capital entitled to vote for the election of directors of the entity or fifty per cent (50%) or more of equity or voting interest) shall not be deemed Affiliates of Investor;

“AFM” means the Dutch Authority for the Financial Markets (Autoriteit Financiële Markten).

“Agreement” means this Shareholder Agreement, including any and all of its Schedules as attached hereto;

“Amsterdam Shares” means the registered Ordinary Shares of the Company listed for trading on NYSE Euronext Amsterdam;

“Available Financial Information” has the meaning set out in Section 5.2;

“Block Trade” means a transaction in which Investor or any of its Affiliates Transfers Shares to a Third Party or Third Parties identified to Investor or its Affiliates in a privately negotiated Transfer;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are authorized by Law to be closed in The City of New York or Amsterdam, The Netherlands;

“Change of Control Transaction” means any transaction or series of transactions (whether structured as a stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction or otherwise) that results directly or indirectly, in the shareholders of the Company immediately prior to such transaction or transactions ceasing to be entitled to exercise at least fifty per cent (50%) of the votes in the General Meeting or in the general meeting of shareholders of the entity resulting from such transaction or series of transactions;

“Company” has the meaning set out in the preamble;

“Conditions of Administration” means the conditions under which the Stichting holds the Stichting Shares and issues the Depositary Receipts in the form attached as Schedule 2, as may be amended;

“Control Investor” means a Third Party other than a financial institution, bank, insurance company, mutual fund, pension fund or other institutional investor which acquires equity securities of operating companies in the ordinary course of its business solely as a “passive” investment without any purpose, nor with the objective, of changing or influencing the control of the operating company, nor in connection with or as a participant in any transaction having such purpose or objective. Without limiting the foregoing, a Control Investor would include (i) any Person whose principal business operates in the semiconductor manufacturing or design or semiconductor manufacturing equipment industry or (ii) any private equity investment firm that raises capital for, and acts as an investment manager in connection with, the making of investments in the equity of operating companies with the purpose of changing or influencing the control of such operating companies or (iii) a Third Party of any kind which states or announces, or discloses in a filing with the SEC (which may include a filing on Schedule 13D) or AFM, any plan or intention, with respect to the Shares acquired or to be acquired by such Third Party, to change or influence the control of the Company;

“Depositary Receipts” means the depositary receipts issued by the Stichting to Investor or any of its Affiliates corresponding with the Stichting Shares;

“Disclosed Shares Outstanding” means, as to any date of determination, the Company’s total number of Shares outstanding as disclosed by the Company in its most recent Form 20-F or Form 6-K filed with the SEC or as certified by an officer of the Company in a notice delivered to Investor subsequent to such filing;

“Employee Benefit Plan” means any plan, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which Investor has or may have any liability or whereby Investor and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, pension, retirement, health or insurance plans, agreements, or arrangements.

“Euronext Amsterdam” means the stock exchange of Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V. or, in the event the Ordinary Shares of the Company are no longer traded on such exchange, the principal exchange on which such Ordinary Shares are then traded;

“General Meeting” means the Company’s general meeting of shareholders;

“Governmental Entity” means any federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury) in any jurisdiction;

“Hedging” means any swap, derivative transaction or similar arrangement entered into by Investor or its Affiliates and any other Person to manage investment risk in relation to any Shares or Depositary Receipts;

“Hostile Offer” has the meaning set out in Section 4.3.1;

“ICC” has the meaning set out in Section 8.13.1;

“ICC Rules” has the meaning set out in Section 8.13.1;

“Injunctive Matter” has the meaning set out in Section 8.13.9;

“Investment Agreement” has the meaning set out in Recital (B);

“Investor” means Intel Holdings B.V., a private limited liability company, incorporated in the Netherlands;

“Investor Parent” means Intel Corporation, a Delaware corporation;

“Law” means any applicable statute, law, ordinance, regulation, directive, rule, code, executive or other order, injunction, judgment, decree, writ, order or other requirement, including any successor provisions thereof, of any Governmental Entity;

“Lock-Up Period” means the period referred to in Section 4.1.1;

“Management Board” means the management board of the Company;

“Market Sale” has the meaning set out in Section 6.2;

“Maximum Shareholding” means nineteen-and-nine-tenths per cent (19.9%) of the Disclosed Shares Outstanding, or such higher percentage as provided for in Section 3.2;

“New York Shares” means the registered Shares of the Company, each representing one Ordinary Share, listed for trading on the NASDAQ Stock Market;

“Non-Controlled Employee Benefit Plan” shall mean an Employee Benefit Plan for which neither Investor nor any of its Affiliates exercises discretionary authority or control with respect to management of assets of the Employee Benefit Plan or the disposition of assets held in such Employee Benefit Plan or in relation to which Investor is acting in partnership or concert with in relation to the Shares;

“NRE Agreements” mean the agreements, dated 9 July 2012, entered into by Investor Parent and the Company setting forth the terms of Investor Parent’s contribution to the funding of new technologies;

“Ordinary Shares” means the ordinary shares of the Company. For purposes of this Agreement, references to Ordinary Shares include both New York Shares and Amsterdam Shares;

“Other Investor” has the meaning set out in the Investment Agreement;

“Outside Shares” has the meaning set out in Section 3.5;

“Own” or “Ownership” means legal or beneficial ownership (including but not limited to shares held for the account of the beneficial owner), directly or indirectly, of any Shares;

“Parties” means Investor, the Stichting and the Company, and “Party” means any one of them or the relevant one of them, as the context requires;

“Person” means individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity.

“Schedule” means any Schedule as attached to and forming a part of this Agreement;

“SEC” means the United States Securities and Exchange Commission;

“Shares” means the Ordinary Shares in the authorised share capital of the Company, any Class M Shares in the authorised share capital of the Company and/or any other shares of any category issued, except any category of shares issued to Stichting Preferente Aandelen ASML or issuable upon exercise of an option by Stichting Preferente Aandelen ASML;

“Specified Company” means a company that receives substantial revenues from the sale of products and services that compete with the principal products and services of the

Company and whose name is set out on Schedule 3, as the same may be amended by the Company upon notice to Investor pursuant to Section 8.10 no more than once per year to reflect the Company’s good faith determination that a change has taken place in the identity of its principal competitors; provided, however, that such Schedule shall include no more than five (5) companies at any one time;

“Specified Customer” means a company that is a customer of the Company accounting for at least ten per cent (10%) of the revenues of the Company in the last twelve (12) months and whose name is set out on Schedule 4, as the same may be amended by the Company upon notice to Investor pursuant to Section 12.10 no more than once per year to substitute any other customer that accounted for at least ten per cent (10%) of the Company’s revenues in the last twelve (12) months; provided, however, that such Schedule shall include no more than five (5) companies at any one time;

“Standstill Period” has the meaning set out in Section 3.1.1;

“Stichting” has the meaning set out in the preamble;

“Stichting Articles” means the articles of association of the Stichting, as attached hereto in draft in Schedule 2 (as the same may be amended from time to time);

“Stichting Shares” means the Shares of the Company held by the Stichting by way of administration (ten titel van beheer);

“Supervisory Board” means the supervisory board of the Company;

“Suspension Event” means (a) a Third Party Acquisition, (b) a Third Party Offer or (c) the Company’s announced intention to enter into a Change of Control Transaction; provided, that for purposes of this definition, a “Suspension Event” is deemed to be continuing (i) with respect to clause (a), so long as such Third Party possesses Ownership representing at least thirty per cent (30%), or, in the case of a Control Investor, twenty per cent (20%), of the Disclosed Shares Outstanding; (ii) with respect to clause (b), so long as such Third Party’s offer has not been withdrawn, terminated or completed and (iii) with respect to clause (c), so long as such announced Change of Control Transaction has not been terminated or completed;

“Termination Event” means (i) the completion of the acquisition or series of acquisitions of Shares by a Third Party as a direct or indirect result of which, the shareholders of the Company immediately prior to such transaction or transactions cease to hold at least fifty per cent (50%) of the Company’s outstanding Shares; (ii) the Company’s completion of a Change of Control Transaction; or (iii) the involuntary delisting of the Ordinary Shares from Euronext Amsterdam or the NASDAQ Stock Market; or (iv) the voluntary delisting by the Company of the Ordinary Shares from Euronext Amsterdam or the NASDAQ Stock

Market except where the Company has moved its listing in the United States from the NASDAQ Stock Market to the New York Stock Exchange;

“Third Party” means a Person other than the Company, Investor or an Affiliate of Investor, and includes any two (2) or more of such Persons acting together as a group for the purpose of acquiring, holding or disposing of securities of the Company, and all Shares subject to any offer by, or acquired or Owned by such Third Parties and Affiliates of such Third Parties will be aggregated together for the purposes of this Agreement;

“Third Party Acquisition” means the completion of any transaction or series of transactions as a direct or indirect result of which (i) a Control Investor Owns at least twenty per cent (20%) of the Disclosed Shares Outstanding or (ii) any Third Party Owns at least thirty per cent (30%) of the Disclosed Shares Outstanding, provided, that a Third Party Acquisition will not include a Change of Control Transaction;

“Third Party Offer” means a bona fide public offer by (i) any Control Investor to acquire, directly or indirectly, Ownership of at least twenty per cent (20%) of the Disclosed Shares Outstanding or (ii) any Third Party to acquire, directly or indirectly, Ownership of at least thirty per cent (30%) of the Disclosed Shares Outstanding;

“Transfer” has the meaning set out in Section 4.1.1;

“U.S. GAAP” means United States generally accepted accounting principles as in effect from time to time;

“Voting Notice” has the meaning set out in Section 2.4.3.

2.	Headings and references to Sections, Schedules and Paragraphs

(a)	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

(b)	A reference in this Agreement to:

(i)	a Section or Schedule is to the relevant Section of or Schedule to this Agreement; and

(ii)	a Paragraph is to the relevant Paragraph of the relevant Schedule.

3.	Information

References to books, records or other information include books, records or other information stored in any form, including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

4.	Other references

(a)	Whenever used in this Agreement, the words ‘include’, ‘includes’ and ‘including’ are deemed to be followed by the phrase ‘without limitation’, ‘but not limited to’, or other equivalents.

(b)	Whenever used in this Agreement, the words ‘as of’ include the day or moment in time specified thereafter.

(c)	Any reference in this Agreement to any gender includes all genders, and words importing the singular include the plural and vice versa.